CONSENT OF INDEPENDENT GEOLOGIST

I have reviewed Stone Mountain's Form SB-2/A filing; I hereby provide my consent for the reference to my reports on the CAB Mineral Claims in Lander County, Nevada. I hereby consent to the use of my name as a consultant to the Company.

/s/  David A. Shaw
----------------------
David Shaw, PhD

June 1, 2005